File No. 333-132911
                                                                 Rule 424(b)(3)

PROSPECTUS SUPPLEMENT
---------------------
(To MTN prospectus supplement,
general prospectus supplement
and prospectus, each dated March 31, 2006)
Prospectus number:    2537


                                              Merrill Lynch & Co., Inc.
                                             Medium-Term Notes, Series C
                                      Due Nine Months or More from Date of Issue


                                                 Floating Rate Notes


          Principal Amount:        $775,000,000                      Original Issue Date:     May 26, 2006

          CUSIP Number:            59018YXH9                         Stated Maturity Date:    May 29, 2007

          Issue Price:             100%

          Interest Calculation:                                      Day Count Convention:
          ---------------------                                      ---------------------
          |x|   Regular Floating Rate Note                           |x|   Actual/360
          |_|   Inverse Floating Rate Note                           |_|   30/360
                  (Fixed Interest Rate):                             |_|   Actual/Actual


          Interest Rate Basis:
          --------------------
          |_|   LIBOR                                                |_|   Commercial Paper Rate
          |_|   CMT Rate                                             |_|   Eleventh District Cost of Funds Rate
          |_|   Prime Rate                                           |_|   CD Rate
          |x|   Federal Funds Open Rate                              |_|   Other (see attached)
          |_|   Treasury Rate
          Designated CMT Page:                                      Designated LIBOR Page:
              CMT Telerate Page:                                         LIBOR Telerate Page:
              CMT Reuters Page:                                          LIBOR Reuters Page:

          Index Maturity:          One Day                              Minimum Interest Rate:   Not Applicable

          Spread:                  Plus 0.05%                           Maximum Interest Rate:   Not Applicable

          Initial Interest Rate:   Calculated as if the Original Issue  Spread Multiplier:       Not Applicable
                                   Date was an Interest Reset Date

          Interest Reset Dates:    Each Business Day, commencing May 24, 2006 to but excluding the Stated Maturity Date, subject to the following Business day convention.

          Interest Payment Dates:  Quarterly, on the 29th of August, November, February and maturity commencing August 29, 2006, subject to the following Business day convention.

          Fed Funds Open Rate:     The rate for an Interest Reset Date shall be the rate set forth on Telerate Page 5 for that day underneath the caption "FEDERAL FUNDS" in the row titled "OPEN". If the rate is not available for an Interest Reset Date, the rate for that Interest Reset Date shall be the Federal Funds
                                   Effective rate as published in the H. 15 Daily Update.

          Repayment at the
          Option of the Holder:    The Notes cannot be repaid prior to the Stated Maturity Date.

          Redemption at the
          Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.




          Form:                    The Notes are being issued in fully registered book-entry form.

          Trustee:                 JPMorgan Chase Bank, N.A.

          Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Morgan Keegan & Company, Inc. and
                                   Loop Capital Markets LLC (the "Underwriters"), are acting as principals in this transaction.
                                   MLPF&S is acting as the Lead Underwriter.

                                   Pursuant to an agreement, dated May 23, 2006 (the "Agreement"), between Merrill Lynch & Co.,
                                   Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the
                                   Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                   Underwriters                                  Principal Amount of the Notes
                                   ------------                                  -----------------------------

                                   Merrill Lynch, Pierce, Fenner & Smith                          $759,500,000
                                               Incorporated
                                   Morgan Keegan & Company, Inc.                                    $7,750,000
                                   Loop Capital Markets LLC                                         $7,750,000
                                                                                                  ------------
                                                                                 Total            $775,000,000

                                   Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                                   The Underwriters have advised the Company that they propose initially to offer all or part of the
                                   Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                                   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          Underwriting Discount:   0.0750%

          Dated:                   May 23, 2006